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                                                                   EXHIBIT 10.81



(QLT INC. LOGO)               EMPLOYMENT AGREEMENT

       This Employment Agreement is entered into as of February 20, 2003


BETWEEN:

     QLT INC., having an address of 887 Great Northern Way, Vancouver, British Columbia, V5T 4T5;

     ("QLT" or the "COMPANY")


AND:

     DR. MOHAMMAD AZAB, having an address of Suite 800, 1863 Alberni Street, Vancouver, British Columbia, V6G 3H8

     ("DR. AZAB").


WHEREAS:

A. QLT is a world leader in the development and commercialization of proprietary pharmaceutical products for use in photodynamic therapy and has other active development programs ongoing in areas outside of photodynamic therapy;

B.   Dr. Azab is a senior executive officer of QLT;

C. QLT has offered to Dr. Azab, and Dr. Azab has accepted, promotion to the position of Senior Vice President and Chief Medical Officer; and

D. QLT and Dr. Azab wish to enter into this Agreement to set out the current terms and conditions of Dr. Azab's employment with QLT.

     NOW THEREFORE in consideration of $10.00, the promises made by each party to the other as set out in this Agreement and other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge and agree, QLT and Dr. Azab agree as follows:


1.   POSITION AND DUTIES

1.1 POSITION - QLT will employ Dr. Azab in the position of Senior Vice President & Chief Medical Officer and Dr. Azab agrees to be employed by QLT in this position, subject to the terms and conditions of this Agreement.

1.2 DUTIES, REPORTING AND EFFORTS - In the performance of his duties as Senior Vice President & Chief Medical Officer, Dr. Azab shall:

     (a) OVERALL RESPONSIBILITIES - Have overall responsibility for the development, implementation and coordination of the Company's Clinical drug development strategies, activities and programs, in accordance with the Company's business strategies and objectives, and serve as a member of the

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          Company's Executive Committee to provide leadership and direction in respect of the implementation and development of the Company's overall business strategies and objectives;

     (b)  REPORT - Report, as and when required, to the President;

     (c) BEST EFFORTS - Use his best efforts, industry and knowledge to improve and increase QLT's business and to ensure that QLT is at all times in compliance with applicable provincial, state, federal and other governing statutes, policies and regulations pertaining to QLT business, and its drug development activities in particular;

all as is more specifically set out in his Accountability Statement, as may be amended from time to time by the Company acting reasonably.


2.   COMPENSATION

2.1 ANNUAL COMPENSATION - In return for his services under this Agreement, the Company agrees to pay or otherwise provide the following total annual compensation to Dr. Azab:

     (a) BASE SALARY - A base salary in the amount of $290,000.00 (U.S.) in 24 equal installments payable semi-monthly in arrears, subject to periodic increases at the discretion of the President and the Board.

     (b) BENEFIT PLANS - Coverage for Dr. Azab and his eligible dependents under any employee benefit plans provided by/through QLT to its employees, subject to:

          I.   Each plan's terms for eligibility,
          II. Dr. Azab taking the necessary steps to ensure effective enrollment or registration under each plan, and
          III. Customary deductions of employee contributions for the premiums of each plan.

          As at the date of this Agreement, the employee benefit plans provided by/through QLT to its employees include life insurance, accidental death and dismemberment insurance, dependent life insurance, vision-care insurance, health insurance, dental insurance and short and long term disability insurance. QLT and Dr. Azab agree that employee benefit plans provided by/through QLT to its employees may change from time to time.

     (c) EXPENSE REIMBURSEMENT - Reimbursement, in accordance with the Company's Policy and Procedures Manual (as amended from time to time), of all reasonable business related promotion, entertainment and/or travel expenses incurred by Dr. Azab, subject to him maintaining proper accounts and providing documentation for these expenses upon request.

     (d) VACATION - twenty-five days of paid vacation per year, as may be increased from time to time in accordance with QLT's standard vacation policy. As per the Company's Policy and Procedures Manual (as amended from time to time), unless agreed to in writing by the Company:

          I. All vacation must be taken within one year of the year in which it is earned by Dr. Azab, and
          II.  Vacation entitlement shall not be cumulative from year to year.

          I. RRSP CONTRIBUTIONS - If Dr. Azab makes a contribution to his registered retirement savings plan (the "RRSP"), QLT will make a matching contribution to the RRSP of up to 7% of Dr. Azab's annual base salary in effect for the tax year in respect of which the contribution has been

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               made by Dr. Azab, to a maximum of 50% of the annual limit for
               Registered Retirement Savings Plans then in effect as established by Revenue Canada.

     (e) CASH INCENTIVE COMPENSATION PLAN - Participation in the Cash Incentive Compensation Plan offered by QLT to its senior executives in accordance with the terms of such Plan, as amended from time to time by the Board. The amount of the payment granted, if any, is at the discretion of the Executive Compensation Committee of the Board. For 2003 the target cash incentive compensation opportunity for Dr. Azab is 45% of Dr. Azab's annual base salary, the entitlement to which will be evaluated as to 80% based on the achievement by the Company of its corporate goals, and as to 20% based on the achievement by Dr. Azab of his individual goals.

     (f) STOCK OPTION PLAN - Participation in any stock option plan offered by QLT to its employees, in accordance with the terms of the plan in effect at the time of the stock option offer(s).


3.   RESIGNATION

3.1 RESIGNATION - Dr. Azab may resign from his employment with QLT by giving QLT 60 days prior written notice (the "RESIGNATION NOTICE") of the effective date of his resignation. On receiving a Resignation Notice, QLT may elect to provide the following payments in lieu of notice to Dr. Azab and require him to leave the premises forthwith:

     (a) BASE SALARY - Base salary owing to Dr. Azab for the 60-day notice period.

     (b) BENEFITS - Except as set out below in this subparagraph 3.1(b), for the 60-day notice period, all employee benefit plan coverage enjoyed by Dr. Azab and his eligible dependents prior to the date of his Resignation Notice. Dr. Azab acknowledges and agrees that pension and short and long term disability plans provided through the Company will not be continued beyond the last day that Dr. Azab works at the Company's premises (the "LAST ACTIVE DAY").

     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Dr. Azab prior to his Last Active Day, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Dr. Azab as at the expiry of the 60-day notice period.

     (e) PRORATED RRSP CONTRIBUTION - A prorated matching contribution to Dr. Azab's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Azab, up to and including the 60-day notice period, subject to the contribution limits set out in subparagraph 2.1(e).

3.2 OTHERS - In the event of resignation of Dr. Azab as set out in paragraph 3.1, the parties agree:

     (a) NO BONUS - Dr. Azab will have no entitlement to participate in the Company's Cash Incentive Compensation Plan for the year in which he resigns his employment with QLT. Any Cash Incentive Compensation in respect of the previous calendar year which has not been paid to Dr. Azab will become due and payable; and

     (b) STOCK OPTION PLAN - Dr. Azab's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Dr. Azab; and

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     (c)  RRSP MATCHING CONTRIBUTION - Any matching RRSP contribution in respect of the previous tax year not yet paid to Dr. Azab will become due and payable upon his tendering evidence of his contribution, subject to the limits set out in subparagraph 2.1(e).


4.   RETIREMENT

4.1 RETIREMENT - Effective the date of retirement (as defined in the Company's Policy and Procedures Manual, as amended from time to time) of Dr. Azab from active employment with the Company, the parties agree that:

     (a) THIS AGREEMENT - Subject to the provisions of paragraph 10.5, both parties' rights and obligations under this Agreement will terminate without further notice or action by either party.

     (b) STOCK OPTIONS -Dr. Azab's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Dr. Azab.


5.   TERMINATION

5.1 TERMINATION FOR CAUSE - QLT reserves the right to terminate Dr. Azab's employment at any time for any reason. Should Dr Azab be terminated for cause, he will not be entitled to any advance notice of termination or pay in lieu thereof.

     TERMINATION OTHER THAN FOR CAUSE - QLT reserves the right to terminate Dr. Azab's employment at any time without reason. However, if QLT terminates Dr. Azab's employment for any reason other than for cause, then, except in the case of Dr. Azab becoming completely disabled (which is provided for in paragraph 5.7) and subject to the provisions set forth below, Dr. Azab shall be entitled to receive notice, pay and/or benefits (or any combination of notice, pay and/or benefits) as more particularly set out in paragraph 5.3.

5.2 SEVERANCE NOTICE AND PAY - In the event QLT terminates Dr. Azab's employment as set out in paragraph 5.2, Dr. Azab shall be entitled to:

     (a) NOTICE - Advance written notice of termination ("SEVERANCE NOTICE"), or pay in lieu thereof ("SEVERANCE PAY"), or any combination of Severance Notice and Severance Pay, as more particularly set out below:

          I. A minimum of six months Severance Notice, or Severance Pay in lieu thereof, and

          II. One additional month's Severance Notice for each complete year of continuous employment after February 15, 1997;

          up to a maximum total of 24 months' Severance Notice, or Severance Pay in lieu of Severance Notice. Dr. Azab acknowledges and agrees that Severance Pay is in respect of base salary only and will be made on a bi-weekly or monthly basis, at the Company's discretion.

     (b) BENEFITS - Except as set out below, for 30 days after Dr. Azab's Last Active Day, all employee benefit plan coverage enjoyed by Dr. Azab and his dependents prior to the date of termination. Thereafter, and in lieu of employee benefit plan coverage, Dr. Azab shall receive compensation ("BENEFITS COMPENSATION") in the amount of 10% of his base salary for the balance of his Severance

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          Notice period. Dr. Azab acknowledges and agrees that pension and short and long term disability plans provided through the Company will not be continued beyond Dr. Azab's Last Active Day.

     (c) OUT PLACEMENT COUNSELING - In the event QLT terminates Dr. Azab's employment as set out in paragraph 5.2, in the year following termination, QLT will pay to an out placement counseling service (to be agreed to by Dr. Azab and QLT) a maximum of Cdn $5,000 for assistance rendered to Dr. Azab in seeking alternative employment.

     (d) OTHER COMPENSATION - In the event QLT terminates Dr. Azab's employment as set out in paragraph 5.2, the parties further agree as follows:

          I. The Company will reimburse (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) Dr. Azab for all reasonable business related promotion, entertainment and/or travel expenses incurred by Dr. Azab prior to the date of termination, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

          II. The Company will make a payment to Dr. Azab in respect of his accrued but unpaid vacation pay to the date of termination.

          The Company will make a prorated matching contribution to Dr. Azab's RRSP, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Azab and the contribution to be subject to the limits set out in subparagraph 2.1(e). Any matching RRSP contribution in respect of the previous tax year not yet paid to Dr. Azab will become due and payable upon his tendering evidence of his contribution, subject to the limits set out in subparagraph 2.1(e).

          III. The Company will make a prorated payment to Dr. Azab in respect of his entitlement to participate in the Company's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Azab and the entitlement to be at the maximum level Dr. Azab would have otherwise been eligible to receive in the current calendar year. Any Cash Incentive Compensation in respect of the previous calendar year which has not been paid to Dr. Azab will become immediately due and payable.

          IV. Dr. Azab's participation in any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Dr. Azab.

5.3 ACKNOWLEDGEMENT - Dr. Azab acknowledges and agrees that in the event QLT terminates Dr. Azab's employment as set out in paragraph 5.2, in providing:

     (a) The Severance Notice or Severance Pay, or any combination thereof;
     (b) The Benefits Compensation;
     (c) Out placement counseling service as more particularly set out in subparagraph 5.3(c); and
     (d) The other compensation set out in subparagraph 5.3(d);

     The Company shall have no further obligations, statutory or otherwise, to Dr. Azab in respect of this Agreement and Dr. Azab's employment under this Agreement.

5.4 NO DUPLICATION - In the event that the Severance Pay provisions of this Agreement and the payment provisions of the Change in Control Agreement are both applicable, Dr. Azab agrees that he will give written notice to the Company with respect to which agreement he wishes to be paid out under and that he is not entitled to severance pay under both agreements.

5.5  TERMINATION DUE TO INABILITY TO ACT

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     (a)  TERMINATION - QLT may immediately terminate this Agreement by giving written notice to Dr. Azab if he becomes completely disabled (defined below) to the extent that he cannot perform his duties under this Agreement either:

          I.   For a period exceeding six consecutive months, or

          II. For a period of 180 days (not necessarily consecutive) occurring during any period of 365 consecutive days,

          and no other reasonable accommodation can be reached between QLT and Dr. Azab. Notwithstanding the foregoing, QLT agrees that it will not terminate Dr. Azab pursuant to this provision unless and until Dr. Azab has been accepted by the insurer for ongoing long-term disability payments or, alternatively, has been ruled definitively ineligible for such payments.

     (b) PAYMENTS - In the event of termination of Dr. Azab's employment with the Company pursuant to the provisions of this paragraph 5.6, the Company agrees to pay to Dr. Azab Severance Pay and Benefits Compensation as set out in paragraph 5.3 and in this situation:

          I. While he is completely disabled Dr. Azab shall have no duty to mitigate the payments owing to him by looking for and accepting suitable alternative employment or contract(s) for service, and

          II. If Dr. Azab ceases to be completely disabled, then the provisions of paragraph 5.3(c) (out placement counseling) shall apply.

     (c)  DEFINITION - The term "completely disabled" as used in this paragraph
          5.6 shall mean the inability of Dr. Azab to perform the essential functions of his position under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to keep Dr. Azab from satisfactorily performing the essential functions of his position for the Company during the foreseeable future.

5.6 DEATH - Except as set out below, effective the date of death (the "DATE OF DEATH") of Dr. Azab, this Agreement and both parties' rights and obligations under this Agreement shall terminate without further notice or action by either party. Within 30 days after the Date of Death (and the automatic concurrent termination of this Agreement), the Company shall pay the following amounts to Dr. Azab's estate:

     (a)  BASE SALARY - Base salary owing to Dr. Azab up to his Date of Death.

     (b) PAYMENT IN LIEU OF BENEFITS - In lieu of employee benefit coverage for his eligible dependents after his Date of Death, a payment in the amount of 10% of his annual base salary in effect at his Date of Death, which payment will be in addition to any payment due to Dr. Azab's beneficiary(ies) under the terms of any life insurance benefit provided by the Company.

     (c) EXPENSE REIMBURSEMENT - Reimbursement (in accordance with the Company's Policy and Procedures Manual, as amended from time to time) of all reasonable business related promotion, entertainment and/or travel expenses incurred by Dr. Azab prior to his Date of Death, subject to the expense reimbursement provisions set out in subparagraph 2.1(c).

     (d) VACATION PAY - Payment in respect of accrued but unpaid vacation pay owing to Dr. Azab as at his Date of Death.

     (e) RRSP CONTRIBUTION - A prorated contribution to Dr. Azab's RRSP, the pro-ration to be with respect

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          to the portion of the current calendar year worked by Dr. Azab and the contribution to be subject to the conditions set out in subparagraph 2.1(e). Any matching RRSP contribution in respect of the previous tax year not yet paid to Dr. Azab will become due and payable upon his tendering evidence of his contribution, subject to the limits set out in subparagraph 2.1(e).

          (f) BONUS - A prorated payment to Dr. Azab in respect of his entitlement to participate in the Company's Cash Incentive Compensation Plan, the pro-ration to be with respect to the portion of the current calendar year worked by Dr. Azab and the entitlement to be at the maximum level Dr. Azab would have otherwise been eligible to receive in the current calendar year. Any Cash Incentive Compensation earned by Dr. Azab in respect of the previous calendar year which has not been paid will become immediately due and payable.

          After his Date of Death, Dr. Azab's participation and/or entitlement under any stock option plan offered by QLT to its employees shall be in accordance with the terms of the plan in effect at the time of the stock option offer(s) to Dr. Azab.


6.   CONFLICT OF INTEREST

6.1 AVOID CONFLICT OF INTEREST - Except as set out below, during the term of his employment with QLT, Dr. Azab agrees to conduct himself in accordance with the Company's Code of Ethics.

6.2 NO FINANCIAL ADVANTAGE - During the term of his employment with QLT, Dr. Azab agrees that neither he nor any members of his immediate family will take financial advantage of or benefit financially from information that is obtained in the course of his employment related duties and responsibilities unless the information is generally available to the public.

6.3 COMPLY WITH POLICIES - During the term of his employment with QLT, Dr. Azab agrees to comply with all written policies issued by QLT dealing with conflicts of interest.


7.   CONFIDENTIALITY

7.1 INFORMATION HELD IN TRUST - Dr. Azab acknowledges and agrees that all business secrets and trade secrets, confidential information and confidential knowledge which Dr. Azab acquires during his employment with QLT relating to the business and affairs of QLT or to technology, systems, programs, ideas, products or services which have been or are being developed or utilized by QLT, or in which QLT is interested (collectively, "CONFIDENTIAL INFORMATION"), shall for all purposes and at all times, both during the term of Dr. Azab's employment with the Company and at all times thereafter, be held by Dr. Azab in trust for the exclusive benefit of the Company.

7.2 NON DISCLOSURE - Dr. Azab acknowledges and agrees that both during the term of his employment with QLT and at all times thereafter, without the express or implied consent of QLT, Dr. Azab will not:

     (a) DISCLOSE - Except as required by law, disclose to any company, firm or person, other than QLT and its directors and officers, any of the private affairs of QLT or any Confidential Information of QLT; or

     (b) USE - Use any Confidential Information that he may acquire with respect to QLT's affairs for his own purposes or for any purposes, other than those of the Company.

7.3  INTELLECTUAL PROPERTY RIGHTS

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(a)  DISCLOSE INVENTIONS - Dr. Azab agrees to promptly disclose to QLT any and all ideas, developments, designs, articles, inventions, improvements, discoveries, machines, appliances, processes, methods, products or the like (collectively, "INVENTIONS") that Dr. Azab may invent, conceive, create, design, develop, prepare, author, produce or reduce to practice, either solely or jointly with others, in the course of his employment with the Company.

(b) INVENTIONS ARE QLT PROPERTY - All Inventions shall at all times and for all purposes be the property of QLT for QLT to use, alter, vary, adapt and exploit as it shall see fit, and shall be acquired or held by Dr. Azab in a fiduciary capacity solely for the benefit of QLT.

(c)  ADDITIONAL REQUIREMENTS - Dr. Azab agrees to:

     I. Treat all information with respect to Inventions as Confidential Information.
     II. Keep complete and accurate records of Inventions, which records shall be the property of QLT and copies of which records shall be maintained at the premises of QLT.
     III. Execute all assignments and other documents required to assign and transfer to QLT (or such other persons as QLT may direct) all right, title and interest in and to the Inventions and all other work of Dr. Azab in the course of his employment with the Company, and all writings, drawings, diagrams, photographs, pictures, plans, manuals, software and other materials, goodwill and ideas relating thereto, including, but not limited to, all rights to acquire in the name of QLT or its nominee(s) patents, registration of copyrights, design patents and registrations, trade marks and other forms of protection that may be available.
     IV. Execute all documents and do all acts reasonably requested by QLT to give effect to this provision.

7.4 RECORDS - Dr. Azab agrees that all business records or copies of records concerning QLT's activities, business interests or investigations made or received by him during his employment with QLT are and shall remain the property of QLT. He further agrees to keep such records or copies in the custody of QLT and subject to its control, and to surrender the same at the termination of his employment or at any time during his employment at QLT's request.

7.5 NO USE OF FORMER EMPLOYER'S MATERIALS - Dr. Azab certifies that he has not brought to QLT and will not use while performing his employment duties for QLT any materials or documents of any former employer which are not generally available to the public, except if the right to use the materials or documents has been duly licensed to QLT by the former employer.


8.   POST-EMPLOYMENT RESTRICTIONS

8.1 NON-COMPETE - Dr. Azab agrees that, without the prior written consent of QLT, which consent will not be unreasonably withheld, for a period of one year following termination of his employment with the Company for any reason (by resignation or otherwise), as measured from his Last Active Day, Dr. Azab shall not directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be a director or an employee of, or a consultant to, any business, firm or corporation that, as a part of conducting its business, is in any way competitive with QLT with respect to the development and/or commercialization and/or marketing of light-activated pharmaceutical products for photodynamic therapy in the treatment of cancer, opthalmic, or auto-immune disease anywhere in Canada, the United States or Europe.

8.2 ADDITIONAL RESTRICTIONS - Dr. Azab agrees that, for a period of two years following termination of his employment with the Company for any reason (by resignation or otherwise), as measured from his Last

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Active Day, he will not:

     (a) SOLICIT EMPLOYEES -
     (i) directly or indirectly solicit any individual to leave QLT's employment for any reason or interfere in any other manner with the employment relationship existing between QLT and its current or prospective employees;
     (ii) directly or indirectly solicit for employment any employee that, to Dr. Azab's knowledge, QLT is, as at the Last Active Day, contractually restrained from soliciting for employment; nor

     (b) INTERFERE WITH BUSINESS RELATIONSHIPS - directly or indirectly induce or attempt to induce any supplier, consultant, distributor, licensee or other entity having a business relationship with QLT, or any of the employees of such entities, to cease doing business with QLT or in any way interfere with the existing business relationship between any such supplier, distributor, licensee or other business relation and QLT.

8.3 MINORITY SHARE INTERESTS ALLOWED - The parties agree that nothing contained in paragraph 8.1 is intended to prohibit Dr. Azab from owning any minority interest in any company where stock or shares are traded publicly.


9.   REMEDIES

9.1  IRREPARABLE DAMAGE - Dr. Azab acknowledges and agrees that:

     (a) BREACH - Any breach of any provision of this Agreement could cause irreparable damage to QLT; and

     (a) CONSEQUENCES OF BREACH - In the event of a breach of any provision of this Agreement by him, QLT shall have, in addition to any and all other remedies at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent any violation by him of any of the provisions of this Agreement including, without limitation, the provisions of Sections 7 and 8.

9.2 INJUNCTION - In the event of any dispute under Sections 7 and/or 8, Dr. Azab agrees that QLT shall be entitled, without showing actual damages, to a temporary or permanent injunction restraining his conduct, pending a determination of such dispute and that no bond or other security shall be required from QLT in connection therewith.

9.3 ADDITIONAL REMEDIES - Dr. Azab acknowledges and agrees that the remedies of QLT specified in this Agreement are in addition to, and not in substitution for, any other rights and remedies of QLT at law or in equity and that all such rights and remedies are cumulative and not alternative or exclusive of any other rights or remedies and that QLT may have recourse to any one or more of its available rights and remedies as it shall see fit.


10.  GENERAL MATTERS

10.1 TAX WITHHELD - The parties acknowledge and agree that all payments to be made by the Company to Dr. Azab under this Agreement will be subject to the Company's withholding of applicable withholding taxes.

10.2 INDEPENDENT LEGAL ADVICE - Dr. Azab acknowledges that he has obtained or had the opportunity to

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     obtain independent legal advice with respect to this Agreement and all of its terms and conditions.

10.3 BINDING AGREEMENT - The parties agree that this Agreement shall enure to the benefit of and be binding upon each of them and their respective heirs, executors, successors and assigns.

10.4 GOVERNING LAW - The parties agree that this Agreement shall be governed by and interpreted in accordance with the laws of the Province of British Columbia and the laws of Canada applicable to this Agreement. All disputes arising under this Agreement will be referred to the Courts of the Province of British Columbia, which will have exclusive jurisdiction, unless there is mutual agreement to the contrary.

10.5 NOTICE - The parties agree that any notice or other communication required to be given under this Agreement shall be in writing and shall be delivered personally to the addresses set forth on page 1 of this Agreement, and in the case of notice to the Company, shall be addressed to the attention of the President.

     or to such other addresses and persons as may from time to time be notified in writing by the parties. Any notice delivered personally shall be deemed to have been given and received at the time of delivery.

10.6 SURVIVAL OF TERMS

     (a) DR. AZAB'S OBLIGATIONS -Dr. Azab acknowledges and agrees that his representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 7, 8 and 10 of this Agreement shall survive any termination of this Agreement.

     (b) COMPANY'S OBLIGATIONS - The Company acknowledges and agrees that its representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 3, 4, 5 and 10 of this Agreement shall survive any termination of this Agreement.

     (c) WITHOUT PREJUDICE - Any termination of this Agreement shall be without prejudice to any rights and obligations of the parties arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

10.7 WAIVER - The parties agree that any waiver of any breach or default under this Agreement shall only be effective if in writing signed by the party against whom the waiver is sought to be enforced, and no waiver shall be implied by indulgence, delay or other act, omission or conduct. Any waiver shall only apply to the specific matter waived and only in the specific instance in which it is waived.

10.8 ENTIRE AGREEMENT - The parties agree that the provisions contained in this Agreement, Dr. Azab's Change in Control Letter Agreement and any Stock Option Agreements between the Company and Dr. Azab constitute the entire agreement between QLT and Dr. Azab with respect to the subject matters hereof, and supersede all previous communications, understandings and agreements (whether verbal or written) between QLT and Dr. Azab regarding the subject matters hereof. To the extent that there is any conflict between the provisions of this Agreement, Dr. Azab's Change in Control Letter Agreement and any Stock Option Agreements between the Company and Dr. Azab, the following provisions shall apply:

     (a) CHANGE IN CONTROL - If the conflict is with respect to an event, entitlement or obligation in the case of a Change in Control of the Company (as defined in the Change in Control Letter Agreement), the provisions of the Change in Control Letter Agreement will govern (unless the parties otherwise

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          mutually agree), but not so as to prevail over paragraph 5.4 of this
          Agreement.

     (b) STOCK OPTIONS - If the conflict is with respect to an entitlement or obligation with respect to stock options of the Company, the provisions of the Stock Option Agreements will govern (unless the parties otherwise mutually agree).

     (c) OTHER - In the event of any other conflict, the provisions of this Agreement will govern (unless the parties otherwise mutually agree).

10.9 SEVERABILITY OF PROVISIONS - If any provision of this Agreement as applied to either party or to any circumstance is adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law):

     (a) The application of that provision under circumstances different from those adjudicated by the court;

     (b)  The application of any other provision of this Agreement; or

     (c)  The enforceability or invalidity of this Agreement as a whole.

     If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then the provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if the provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement will continue in full force and effect.

10.10 CAPTIONS - The parties agree that the captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision.

10.11 AMENDMENTS - Any amendment to this Agreement shall only be effective if the amendment is in writing and is signed by the Company and Dr. Azab.

     IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first written above.


QLT INC.


BY: ________________________________          ______________________________
    LINDA LUPINI                              DR. MOHAMMAD AZAB
    SENIOR VICE PRESIDENT,
    HUMAN RESOURCES & ADMINISTRATION

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